Exhibit 99.1

800 Prime Place, Hauppauge, NY 11788

Phone: 631.231.4600

Fax: 631.231.3075

www.medical-action.com

CONTACT:	Charles L. Kelly – Chief Financial Officer
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS

FISCAL 2009 THIRD QUARTER RESULTS

Company to Present February 18th at

Roth Capital Partners 21st Annual Growth Conference

HAUPPAUGE, N.Y., February 4, 2009 – Medical Action Industries Inc. (NASDAQ/MDCI), a leading supplier of medical and surgical disposable products, today reported the following results for the three and nine months of the 2009 fiscal year ended December 31, 2008:

•	Net sales for the third quarter were $71,995,000, a decrease of $3,903,000, or 5%, versus $75,898,000 in net sales reported for the three months ended December 31, 2007.

•

Net income for the third quarter was $157,000, or $.01 per basic and diluted share, a decrease of $3,491,000, or 96%, as compared with $3,648,000, or $.23 per basic share ($.22 per diluted share), reported for the three months ended December 31, 2007.

•	Net sales for the nine months ended December 31, 2008 were $223,214,000, an increase of $4,785,000, or 2%, over the $218,429,000 in net sales reported for the nine months ended December 31, 2007.

•

Net income for the nine months ended December 31, 2008 was $3,183,000, or $.20 per basic and diluted share, a decrease of $7,245,000, or 69%, as compared with $10,428,000, or $.66 per basic share ($.64 per diluted share), reported for the comparable nine months in fiscal 2008.

“Our third quarter results confirm that fiscal 2009 is a transition year, as we continue to manage factors affecting our industry and our financial results,” said Paul D. Meringolo, Chief Executive Officer and President of Medical Action Industries Inc. “In the midst of this challenging environment, we can highlight these positive events for the quarter:

•

We took advantage of the drop in oil prices to make forward purchases of sufficient quantities of resin for the manufacturing of certain product lines, a move that should positively affect our results commencing with the fourth quarter.

•	We saw a moderation or reduction in costs for the certain products we import from China due to the slowing economy, a development that should also contribute positively to future performance.

•	We continued to experience incremental gains from plant efficiency upgrades as we prepared our Gallaway, Tennessee facility for future growth opportunities.

While our nine-month sales increased from the prior year and represent a new record,” Meringolo added, “we believe the third quarter revenue decline came in part from a shift in customer purchasing patterns during the same period of fiscal 2008 when they sought to avoid pending list price increases and the effect of tightening credit markets on inventory levels. We have also renewed our focus on revenue growth in this competitive environment by restructuring our sales force and undertaking new sales training initiatives, a process that will be embedded in our business values. We’ve ended the specialization of certain sales team members so that the entire group will be capable of selling all product lines to all relevant customers in all geographic areas. We believe this change will contribute to future sales productivity and effectiveness.”

Meringolo noted that the total costs of three challenges – the previous higher resin prices, China labor costs and Tennessee plant efficiency issues — were approximately $6,011,000 and $17,321,000, respectively, for the three and nine months ended December 31, 2008. “During the third quarter, we saw indications of improvement in all three areas,” he said. “With resin prices down, we presently do not see a need for additional selling price increases, even though the increases we implemented earlier in 2009 only partially offset higher resin costs from the prior fiscal year. With challenges to the global economy, we’ve seen more favorable pricing from our overseas vendors. And thanks to our efficiency program at the Tennessee plant, we experienced a nominal increase in productivity and other benefits in the quarter.”

“Looking ahead,” Meringolo said, “we’re confident that Medical Action Industries is headed in the right direction as we continue to work through our challenges. Our immediate goals are to grow our strong and loyal customer base, strengthen our reputation for superior customer service and competitive pricing, effectively monitor the changing economic environment, increase efficiencies and control costs, and enhance shareholder value.”

Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (ET) on February 4, 2009. You may participate in the conference call by calling (888) 868-9080 (domestic) or (973) 935-8511 (international); conference ID #80076043. The conference call will be simultaneously web cast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 1:00 p.m. (ET) on February 4, 2009.

Medical Action also announced that its Chief Executive will be presenting at 8:30 a.m. (PT), February 18, 2009, at the Roth Capital 21st Annual Growth Stock Conference in Dana Point, CA. Meringolo’s presentation will be audio broadcast live and can be found by accessing the webcast link on the Medical Action website at: www.medical-action.com.

Medical Action is a diversified manufacturer and distributor of disposable medical devices and a leader in many of the markets where it competes. Its products are marketed primarily to acute care facilities in domestic and certain international markets. The Company has expanded its target market to include physician, dental and veterinary office, out-patient surgery centers, long-term care facilities and laboratories. Medical Action’s products are marketed nationally by its direct sales personnel and extensive network of healthcare distributors. The Company has preferred vendor agreements with national and regional distributors, as well as sole and multi-source agreements with group purchasing organizations. Medical Action’s common stock trades on the NASDAQ Global Select Market under the symbol MDCI and is included in the Russell 2000 Index.

# # # #

This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

Financial Highlights

(dollars in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	12/31/08	12/31/07	12/31/08	12/31/07
	(Unaudited)		(Unaudited)
Statements of Operations:
Net sales	$71,995	$75,898	$223,214	$218,429
Cost of sales	61,912	59,162	186,809	168,142

Gross profit	10,083	16,736	36,405	50,287
Selling, general and administrative expenses	8,886	10,046	29,270	30,700
Interest expense, net	945	787	2,058	2,713

Income before income taxes	252	5,903	5,077	16,874
Income tax expense	95	2,255	1,894	6,446

Net income	$157	$3,648	$3,183	$10,428

Net income per share basic:	$.01	$.23	$.20	$.66
Net income per share diluted:	$.01	$.22	$.20	$.64

Balance Sheets as of December 31, 2008 and

March 31, 2008 (dollars in thousands)

	December 31, 2008	March 31, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,338	$2,104
Accounts receivable, net	19,819	24,038
Inventories, net	41,276	33,493
Prepaid expenses and other current assets	3,692	4,618

Total Current Assets	69,125	64,253

Property and equipment, net	40,516	33,681
Goodwill	80,699	80,699
Trademarks	1,266	1,266
Other intangible assets, net	14,980	16,159
Other assets	2,482	2,978

Total Assets	$209,068	$199,036

Liabilities and Shareholders’ Equity
Accounts payable	$12,814	$14,112
Accrued expenses, payroll, payroll taxes and income taxes	10,531	11,519
Deferred income taxes	9,170	9,720
Total debt	56,379	47,906
Shareholders’ equity	120,174	115,779

Total Liabilities and Shareholders’ Equity	$209,068	$199,036

Key Financial Statistics

Current ratio	2.4	1.6
Debt to equity ratio	.47	.41
Book value per share	$7.50	$7.23

5